Exhibit 99.2

June 22, 2000

To All Limited Partners of Palm Villas Associates, L.P., Magnolia Hills Associates, L.P., and Sheffield Associates, L.P.:

      You should have received our letter dated March 22, 2000, which provided general information about the Chapter 11 case and the impact of the reorganization on the various syndicated senior living communities managed by Grand Court Lifestyles, Inc. ("Grand Court"). You should have also received a copy of the proposed Order of the Bankruptcy Court seeking approval of an agreement (the "Agreement") relating to the senior living communities in which the captioned partnerships own an interest; namely, The Grand Court - Lake Worth (Palm Villas Associates, L.P.), The Grand Court - Memphis (Magnolia Hills Associates, L.P.) and The Grand Court - Longview (Sheffield Associates, L.P.).

      You received a copy of the proposed Order because, as a limited partner, you are an interested party in this matter. In a hearing held on June 6, 2000, the Bankruptcy Court approved the Agreement. Although the proposed Order contained an attached term sheet detailing the proposed terms of the Agreement, some limited partners have called with questions concerning the Agreement. We have again included this term sheet for your review. In addition, this letter is intended to provide some answers to questions you may have.

      As stated in our March 22, 2000 letter, all three of these communities are in financial default on their mortgages and we have been attempting to negotiate workout agreements with the lender, Pacific Life Insurance Company ("Pacific"). The Agreement is, in reality, a form of workout agreement. Although the Agreement provides for a foreclosure of the communities by Pacific, it allows Grand Court to continue to manage the communities through March 30, 2001, with the goal of improving their financial performance. If the financial performance can be sufficiently improved, the communities can be sold. Any sale proceeds in excess of (1) 110% of the outstanding principal amount of the mortgage loan, plus all interest, default interest, legal costs and the like, (2) the costs of the sale transaction, (3) 110% of any additional capital invested in the communities by Pacific, and (4) any loans previously made by Grand Court, will be available for distribution to the partners of the communities. If there is greater improvement in financial performance, the owning partnerships may be able to re-purchase the communities with the proceeds of new mortgage financing.

      A typical lender response to a financial default is a foreclosure of the property, with the borrower retaining no additional rights or interests. The Agreement does present the risk that a third party may be willing to pay the total amount of mortgage indebtedness and purchase the property at the foreclosure sale, eliminating any continuing rights or interests of the borrower. Despite the foreclosure sale, the Agreement meets our economic goals for a workout agreement; to provide time
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for the communities' operations to recover from the effects of the current industry downturn and to allow the limited partners to share in the benefits generated by financial improvement during the turnaround period. The Agreement even preserves the ability to restore the ownership of the owning partnerships through a repurchase of the communities.

      We will notify you as promptly as possible of any significant new developments concerning your community.

                                                 Very truly yours,


                                                 GRAND COURT LIFESTYLES, INC.

The Company is currently in a bankruptcy proceeding. All documents filed with the bankruptcy court are available to the public. The bankruptcy proceedings may affect the interests of shareholders in the Company. The Company advises you to seek the assistance of professionals knowledgeable about bankruptcy proceedings when making investment decisions concerning the Company. This letter contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the Company's ability to successfully reorganize, the possibility of liquidation if the Company cannot successfully reorganize and competitive factors affecting the long-term care services industry. For a discussion of other important factors, refer to the Company's documents and reports that are available from the Securities and Exchange Commission, including the Company's Annual Report on Form 10K for the fiscal year ended January 31, 1999 at Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Safe Harbor for Forward-Looking Statements." Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "expects", "intends", "believes", and similar expressions. The Company's actual results could differ materially from such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events